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                                                                    EXHIBIT 99.5
                                   ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT
                                                              SECTION 16 INSIDER
                                                              ------------------

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated __________ (the "Option Agreement") by and between Optika Imaging Systems, Inc. (the "Corporation") and ____________ ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                        LIMITED STOCK APPRECIATION RIGHT

          1. Optionee is hereby granted a limited stock appreciation right exercisable upon the following terms and conditions:

              - Should a Hostile Take-Over occur at any time after the option has been outstanding for a period of at least six (6) months measured from the Effective Date of this Addendum indicated below, then Optionee shall have the unconditional right (exercisable at any time during the thirty (30)-day period immediately following a Hostile Take-Over) to surrender the Option to the Corporation, to the extent the Option is at the time exercisable for vested shares of Common Stock. In return for the surrendered Option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock which are at the time vested under the surrendered Option (or surrendered portion) over (B) the aggregate Exercise Price payable for such shares.

              - To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of the Option Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, the Option shall be cancelled with respect to the Option Shares for which the Option has been surrendered, and Optionee shall cease to have any further right to acquire those Option Shares under the Option Agreement. The Option shall, however, remain outstanding and exercisable for the balance of the Option Shares (if any) in accordance with the terms of the Option Agreement, and the
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Corporation shall issue a new stock option agreement (substantially in the same form of the surrendered Option Agreement) for those remaining Option Shares.

              - In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the Option Shares and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

          2. For purposes of this Addendum, the following definitions shall be in effect:

              - A HOSTILE TAKE-OVER shall be deemed to occur in the event any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and the acceptance of more than fifty percent (50%)
                             ---
     of the securities so acquired in such tender or exchange offer comes from holders other than Section 16 Insiders.

              - A SECTION 16 INSIDER shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended.

              - The TAKE-OVER PRICE per share shall be deemed to be equal to the greater of (A) the Fair Market Value per Option Share on the option
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     surrender date or (B) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over. However, if the surrendered Option is designated as an Incentive Option in the Grant Notice, then the Take-Over Price shall not exceed the clause (A) price per share.

                                      2.
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          IN WITNESS WHEREOF, Optika Imaging Systems, Inc. has caused this
Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                              OPTIKA IMAGING SYSTEMS, INC.

                              By:
                                 --------------------------

                              Title:
                                    -----------------------

                              -----------------------------
                              OPTIONEE

                              Address:
                                      ---------------------

                              -----------------------------



EFFECTIVE DATE:             , 199
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                                      3.